NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS SECOND QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), October 18, 2012 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $375,000 or $0.18 per share for the quarter ended September 30, 2012, compared to earnings of $293,000 or $0.14 per share for the quarter ended October 31, 2011.  Diluted earnings per share were $0.18 and $0.14, respectively.

For the six months ended September 30, 2012, net income was $764,000 or $0.37 per share, compared to earnings of $652,000 or $0.31 per share for the six months ended October 31, 2011.  On a diluted per share basis, earnings for the six months were $0.37 and $0.31, respectively.

In February 2012, Mayflower Bancorp, Inc. changed its fiscal year-end from April 30 to March 31.  As such, financial information provided herein is for the three and six month periods ended September 30, 2012, as compared to the three and six month periods ended October 31, 2011.

Net interest income was $2,008,000 for the quarter ended September 30, 2012, compared to $2,095,000 for the quarter ended October 31, 2011.  The net interest margin decreased, from 3.66% for the quarter ended October 31, 2011 to 3.45% for the quarter ended September 30, 2012.  Average interest-earning assets increased from $229.0 million for the quarter ended October 31, 2011 to $232.6 million for the quarter ended September 30, 2012 and average interest-bearing liabilities grew from $225.8 million at October 31, 2011 to $226.6 million at September 30, 2012.

Non-interest income increased by $170,000 for the quarter ended September 30, 2012 as compared to the quarter ended October 31, 2011.  This increase was primarily due to an increase of $159,000 in gain on sales of residential mortgage loans.  Additionally, loan origination and other loan fees increased by $14,000, interchange income increased by $7,000 and other income increased by $10,000.  These increases were offset by a decrease of $16,000 in customer service fees due to reduced overdraft charges, while gains realized upon the sale of investment securities decreased by $4,000.

Total non-interest expense decreased by $26,000 or 1.3% for the quarter ended September 30, 2012.  This decrease was primarily a result of a decrease of $10,000 in compensation and fringe benefit expense, a decrease of $20,000 in occupancy and equipment expense, and a decrease of $13,000 in losses and expenses in regard to other real estate owned.  These decreases were partially offset by an increase of $1,000 in FDIC assessment expense and an increase of $16,000 in other expenses.

The provision for loan losses was $20,000 for the quarter ended September 30, 2012, as compared to $50,000 for the quarter ended October 31, 2011, a decrease of $30,000.  In determining the appropriate level for the allowance for loan losses, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the six months ended September 30, 2012, net interest income was $4.1 million, a decrease of $130,000 compared to the six months ended October 31, 2011.  This can be attributed to a decrease in the Company’s net interest margin, which declined from 3.62% for the six months ended October 31, 2011 to 3.49% for six months ended September 30, 2012.  Average interest earning assets for the six months ended September 30, 2012 were $234.0 million as compared to $232.8 million for the six months ended October 31, 2011 and average interest bearing liabilities were $228.6 million at September 30, 2012, compared to $230.3 million at October 31, 2011.

For the six months ended September 30, 2012, non interest income increased by $231,000, as compared to the six months ended October 31, 2011, primarily due to an increase of $243,000 in gains on sales of residential first mortgages, as offset by a decrease of $15,000 in gains on sales of investments.  Additionally, loan origination and other loan fees increased by $9,000, debit card interchange income increased by $11,000, and other income increased by $15,000.  These increases were partially offset by a decrease of $32,000 in customer service fees.

Total operating expenses decreased by $6,000 to $3.9 million for the six months ended September 30, 2012.  This decrease was comprised of a decrease of $12,000 in occupancy and equipment expense, a decrease of $14,000 in FDIC assessment expense, and a decrease of $12,000 in losses and expenses of other real estate owned.  These decreases were partially offset by an increase of $25,000 in salary and benefit expense and an increase of $7,000 in other expenses.

The provision for loan losses for the six-month period ended September 30, 2012 was $30,000, compared to $107,000 for the six months ended October 31, 2011.  The allowance for loan loss as a percentage for net loans was 0.89% at September 30, 2012, compared to 0.91% at March 31, 2012.

Since March 31, 2012, total assets of the Company have decreased by $127,000, ending at $251.4 million as of September 30, 2012.  During the period, total investment securities decreased by $2.3 million while net loans receivable decreased by $706,000.  This reduction in loans receivable was primarily due to a reduction of $1.7 million in home equity loans and lines of credit, a decrease of $1.0 million in commercial loans and mortgages, and a decrease of $173,000 in consumer loans.  These decreases were offset by an increase of $1.8 million in residential mortgage balances and an increase of $324,000 in net construction loans outstanding.

During the quarter ended September 30, 2012, total deposits decreased by $539,000.  This decrease is comprised of a reduction of $4.1 million in certificate of deposit balances, as offset by an increase of $3.5 million in aggregate checking and savings account balances.  Advances and borrowings outstanding remained constant at $1.0 million.

As of September 30, 2012, non-performing assets totaled $437,000, compared to $506,000 at March 31, 2012.  The decrease from March 31, 2012 is the result of a decrease of $189,000 in non-performing loans, offset by an increase of $120,000 in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 970.7% at September 30, 2012, compared to 390.1% at March 31, 2012.

Total stockholders’ equity stood at $22.5 million at September 30, 2012, compared to $21.9 million at March 31, 2012.  Tier 1 capital to average assets stood at 8.6% at September 30, 2012, compared to 8.4% at March 31, 2012.  The increase in total equity is the result of net income for the period of $764,000, stock-based compensation credits of $74,000, and an increase of $110,000 in the net unrealized gain on securities available-for-sale.  A $0.12 dividend per share totaling $248,000 and Company stock repurchases totaling $65,000 partially offset these increases in total equity.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on November 8, 2012, to shareholders of record as of November 1, 2012.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2012	2012
ASSETS	(In Thousands)
Cash and cash equivalents:
Cash and due from banks	$3,627	$3,764
Interest-bearing deposits in banks	12,112	8,602
Total cash and cash equivalents	15,739	12,366
Investment securities:
Securities available-for-sale, at fair value	42,341	44,295
Securities held-to-maturity (fair value of $45,273 and $45,379,respectively)	43,659	43,969
Total investment securities	86,000	88,264
Loans receivable, net	133,625	134,331
Accrued interest receivable	813	867
Real estate held for investment	617	628
Real estate acquired by foreclosure	314	194
Premises and equipment, net	10,660	10,717
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,449	1,449
Refundable income taxes	183	596
Deferred income taxes	345	377
Other assets	1,234	1,317
Total assets	$251,428	$251,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$226,023	$226,562
Advances and borrowings	1,000	1,000
Advances from borrowers for taxes and insurance	713	655
Allowance for loan losses on off-balance sheet credit exposures	110	110
Accrued expenses and other liabilities	1,063	1,344
Total liabilities	228,909	229,671

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	--	--
Common stock $1.00 par value; authorized 15,000,000 shares;
issued 2,058,422 at September 30, 2012 and 2,063,067 at March 31, 2012	2,058	2,063
Additional paid-in capital	4,383	4,321
Retained earnings	15,178	14,710
Accumulated other comprehensive income	900	790
Total stockholders' equity	22,519	21,884
Total liabilities and stockholders' equity	$251,428	$251,555

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Unaudited	Three months ended		Six months ended
	September 30, 2012	October 31, 2011	September 30, 2012	October 31, 2011
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,738	$1,719	$3,518	$3,468
Securities held-to-maturity	275	354	568	726
Securities available-for-sale	259	381	547	781
Interest-bearing deposits in banks	5	7	11	18
Total interest income	2,277	2,461	4,644	4,993

Interest expense:
Deposits	257	336	533	714
Borrowed funds	12	30	23	61
Total interest expense	269	366	556	775

Net interest income	2,008	2,095	4,088	4,218

Provision for loan losses	20	50	30	107
Net interest income after provision for loan losses	1,988	2,045	4,058	4,111

Noninterest income:
Loan origination and other loan fees	41	27	60	51
Customer service fees	145	161	299	331
Gain on sales of mortgage loans	216	57	377	134
Gain on sales of investment securities	70	74	119	134
Interchange income	63	56	124	113
Other	32	22	59	44
Total noninterest income	567	397	1,038	807

Noninterest expense:
Compensation and fringe benefits	1,082	1,092	2,183	2,158
Occupancy and equipment	247	267	522	534
FDIC assessment	35	34	69	83
Losses and expenses of other real estate owned	5	18	9	21
Other	606	590	1,158	1,151
Total noninterest expense	1,975	2,001	3,941	3,947

Income before income taxes	580	441	1,155	971
Provision for income taxes	205	148	391	319

Net income	$375	$293	$764	$652

Earnings per share (basic)	$0.18	$0.14	$0.37	$0.31
Earnings per share (diluted)	$0.18	$0.14	$0.37	$0.31

Weighted average basic shares outstanding	2,059	2,071	2,060	2,073
Diluted effect of outstanding stock options	7	5	6	4
Weighted average diluted shares outstanding	2,066	2,076	2,066	2,077

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL RATIOS
(Dollars in thousands, except per share information)

	Three months ended		Six months ended
	September 30,	October 31,	September 30,	October 31,
	2012	2011	2012	2011
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.12	$0.12
Annualized return on average assets	0.60%	0.47%	0.61%	0.52%
Annualized return on average equity	6.71%	5.43%	6.89%	6.08%
Net interest spread	3.45%	3.65%	3.48%	3.62%
Net interest margin	3.45%	3.66%	3.49%	3.62%

Asset Quality
	September 30,	March 31,	October 31,
Loans past due over 90 days	2012	2012	2011
Residential mortgages	$--	$--	$169
Home equity loans and lines of credit	30	30	99
Commercial and construction mortgages	--	250	--
Commercial and consumer loans	93	--	--
	$123	$280	$268

Non-performing assets
Non-accrual loans	$123	$312	$584
Real estate acquired by foreclosure	314	194	266
	$437	$506	$850

Allowance for loan losses	$1,194	$1,217	$1,158

Asset Quality Ratios
Allowance for loan losses/net loans	0.89%	0.91%	0.94%
Allowance for loan losses/non-performing loans	970.73%	390.06%	198.29%

Non-performing loans/net loans	0.09%	0.23%	0.48%
Non-performing loans/total assets	0.05%	0.12%	0.23%

Non-performing assets/net loans	0.33%	0.38%	0.69%
Non-performing assets/total assets	0.17%	0.20%	0.34%

Tier 1 Capital to average assets	8.62%	8.43%	8.36%
Tier 1 Capital to risk weighted assets	16.66%	15.89%	15.58%
Book Value per Share	$10.94	$10.61	$10.47